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                                                                   Exhibit 10.23



                              ALLOCATION AGREEMENT


                  AGREEMENT dated as of February 5, 1997, between Consumers Packaging Inc., a corporation organized under the federal laws of Canada ("Consumers"), and Owens-Brockway Glass Container Inc., a Delaware corporation ("OI"), and, together with Consumers, the "Buyers").

                              W I T N E S S E T H:

                  WHEREAS, the Buyers and Anchor Glass Container Corporation (the "Seller") are parties to an Asset Purchase Agreement, dated as of December 18, 1996 (as amended, the "Asset Purchase Agreement") pursuant to which the Buyers are purchasing substantially all of the Seller's assets, and assuming substantially all of the Seller's liabilities (the "Acquisition"); and

                  WHEREAS, the Buyers desire to record their agreement as to the allocation between them of certain rights, benefits and obligations arising under the Asset Purchase Agreement, and as to certain related matters;

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                  1. Defined Terms. Unless otherwise defined herein, capitalized terms that are defined in the Asset Purchase Agreement are used herein as therein defined.

                  2. The Acquisition. (a) OI agrees that, at or prior to the time of the Closing, it shall take all steps necessary, including executing and delivering to the Seller the necessary instruments of assumption, to (i) take over ownership from the Seller of the OI Assets, and (ii) assume the OI Assumed Liabilities. In addition, OI shall deliver to the Seller at the Closing, in the manner set forth in Section 2.07(a) of the Asset Purchase Agreement, an amount in cash as determined in paragraph 4(a) below.

                  (b) OI further agrees that, at or prior to the time of the Closing, it shall take all steps necessary to become the substitute general partner for the Seller in the Rocky Mountain Bottle Company, a general partnership created under the terms of a Partnership Agreement dated March 24, 1995 between Anchor and Coors Brewing Company, as amended.

                  (c) Consumers agrees that, at or prior to the time of the Closing, it shall take all steps necessary, including executing and delivering to the Seller the necessary instruments of assumption, to (i) take over ownership from the Seller of the Purchased Assets other than the OI Assets, and
(ii) assume the



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Assumed Liabilities other than the OI Assumed Liabilities. In addition,
Consumers shall deliver to the Seller at the Closing, in the manner set forth in
Section 2.07(a) of the Asset Purchase Agreement, an amount in cash as determined in paragraph 4(a) below, and shall cause New Anchor to deliver to the Seller the Shares.

                  3. Best Efforts. Each of the Buyers agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations, or otherwise, to consummate the transactions contemplated by the Asset Purchase Agreement, including, without limitation, to cause the conditions contained in Section 10.02 of the Asset Purchase Agreement to be satisfied. Each of the Buyers agrees that the failure of any condition set forth in Section
10.01 of the Asset Purchase Agreement to the Buyers' obligations thereunder shall be waived if such failure was caused by the failure of one or both of the Buyers to act in good faith or to use reasonable efforts to cause the satisfaction of such condition.

                  4. Allocation of Purchase Price. (a) As soon as practicable following the receipt of the certificates described in Section 2.06(b) of the Asset Purchase Agreement setting forth the Estimated Post-Filing Trade Payables and the Estimated Final Net Assets, but in no event later than one business day prior to the Closing Date, the Buyers shall determine the respective amount of the cash portion of the Estimated Purchase Price to be paid by each Buyer at the Closing. The amount of the Estimated Purchase Price to be paid by OI shall be an amount in cash equal to (i) $125 million plus (ii) that portion of the June 30 Trade Payables associated directly with the OI Assets minus (iii) that portion of the Estimated Post-Filing Trade Payables that would, if such liabilities were included in the Final Post-Filing Trade Payables, constitute OI Assumed Obligations plus or minus (iv) an amount determined in the same manner as the adjustment to the Estimated Purchase Price set forth in Section 2.06(b) of the Asset Purchase Agreement is to be determined but as if such adjustment were to be determined on the basis of using only that portion of the June 30 Net Assets and Estimated Final Net Assets that would, if such assets and liabilities were included in the Final Net Assets, constitute OI Assets and OI Assumed Obligations, respectively. The amount of the Estimated Purchase Price to be paid by Consumers shall be the Estimated Purchase Price minus the amount of the Estimated Purchase Price to be paid in cash by OI as determined in the immediately preceding sentence. The Buyers shall provide joint instructions to the Seller with respect to the foregoing allocations not later than the Closing Date.

                  (b) As soon as practicable following the determination of the adjustments to the Purchase Price set forth in Sections 2.09(a) and 2.09(b) of the Asset Purchase Agreement, but in no event later than seven days after the same have been determined,


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the Buyers shall determine the respective amounts of the cash payments to be paid to the Seller or the other Buyer or to be received from the Seller or the other Buyer relating to such adjustments. The amount of such payments relating to OI shall be determined as follows:

                  (i) If OI's portion of the Estimated Final Net Assets (determined on the basis of using only that portion of the Estimated Final Net Assets that would, if such assets and liabilities were included in the Final Net Assets, constitute OI Assets and OI Assumed Obligations, respectively) exceeds OI's portion of the Final Net Assets (determined on the basis of using only that portion of the Final Net Assets that constitutes OI Assets and OI Assumed Obligations), the amount of such excess shall be paid to OI by the Seller, in the manner and with interest as provided in Section 2.09(c) of the Asset Purchase Agreement, to the extent that such excess is less than or equal to the aggregate amount, if any, payable to the Buyers by the Seller pursuant to Section 2.09(a) of the Asset Purchase Agreement. If such excess exceeds the aggregate amount payable to the Buyers pursuant to such Section (or if no amount is payable to the Buyers pursuant thereto), the portion of such excess not payable to OI under the preceding sentence shall be paid to OI by Consumers, with interest as provided in
         Section 2.09(c) of the Asset Purchase Agreement.

                  (ii) If OI's portion of the Final Net Assets (determined as provided in paragraph 4(b)(i) above) exceeds OI's portion of the Estimated Final Net Assets (determined as provided in paragraph 4(b)(i) above), OI shall pay to the Seller, in the manner and with interest as provided in Section 2.09(c) of the Asset Purchase Agreement, the amount of such excess to the extent that such excess is less than or equal to the aggregate amount, if any, payable to the Seller pursuant to Section 2.09(a) of the Asset Purchase Agreement. If such excess exceeds the aggregate amount payable to the Seller pursuant to such Section (or if no amount is payable to the Seller pursuant thereto), OI shall pay the portion of such excess not payable to the Seller under the preceding sentence to Consumers, with interest as provided in Section 2.09(c) of the Asset Purchase Agreement.

                  (iii) If OI's portion of the Final Post-Closing Trade Payables (determined on the basis of using only that portion of the Final Post-Closing Trade Payables that constitutes OI Assumed Obligations) exceeds OI's portion of the Estimated Final Post-Closing Trade Payables (determined on the basis of using only that portion of the Estimated Final Post-Closing Trade Payables that would, if such liabilities were included in the Final Post-Closing Trade Payables, constitute OI Assumed Obligations), the amount of such excess shall be paid to OI by the Seller, in the manner and with interest as provided in Section 2.09(c) of the Asset


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         Purchase Agreement, to the extent that such excess is less than or equal to the aggregate amount, if any, payable to the Buyers by the Seller pursuant to Section 2.09(b) of the Asset Purchase Agreement. If such excess exceeds the aggregate amount payable to the Buyers pursuant to such Section (or if no amount is payable to the Buyers pursuant thereto), the portion of such excess not payable to OI under the preceding sentence shall be paid to OI by Consumers, with interest as provided in Section 2.09(c) of the Asset Purchase Agreement.

                  (iv) If OI's portion of the Estimated Final Post-Closing Trade Payables (determined as provided in paragraph 4(b)(iii) above) exceeds OI's portion of the Final Post-Closing Trade Payables (determined as provided in paragraph 4(b)(iii) above), OI shall pay to the Seller, in the manner and with interest as provided in Section 2.09(c) of the Asset Purchase Agreement, the amount of such excess to the extent that such excess is less than or equal to the aggregate amount, if any, payable to the Seller pursuant to Section 2.09(b) of the Asset Purchase Agreement. If such excess exceeds the aggregate amount payable to the Seller pursuant to such Section (or if no amount is payable to the Seller pursuant thereto), OI shall pay the portion of such excess not payable to the Seller under the preceding sentence to Consumers, with interest as provided in Section 2.09(c) of the Asset Purchase Agreement.

The balance of any amounts receivable from or payable to the Seller under Sections 2.09(a) and Section 2.09(b) of the Asset Purchase Agreement shall be respectively paid to or paid by Consumers. The Buyers shall provide joint instructions to the Seller with respect to the foregoing allocations not later than eight days following the determination of the adjustments to the Purchase Price set forth in Sections 2.09(a) and 2.09(b) of the Asset Purchase Agreement.

                  (c) The final Purchase Price shall be allocated between the Buyers in accordance with the amounts determined pursuant to this paragraph 4.

                  5. Allocation Statement and Calculation of Adjustments to the Purchase Price. (a) The Buyers shall cause the Allocation Statement to be prepared in good faith and delivered to Seller as provided in Section 2.06(c) of the Asset Purchase Agreement. The Buyers shall also allocate the Purchase Price among the Purchased Assets being purchased by each Buyer.

                  (b) The Buyers shall cause the Closing Balance Sheet, the Final Post-Filing Trade Payables and the certificate described in Section 2.08(a) of the Asset Purchase Agreement to be prepared in good faith and delivered to Seller as provided in such Section and in such form as to permit the determination of any adjustments to the Purchase Price pursuant to Section
2.09 of


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the Asset Purchase Agreement and paragraph 4(b) hereof with respect to the portions of the adjustments to the Purchase Price allocable to each Buyer.

                  6. Claims under the Asset Purchase Agreement. (a) In the event of any disagreement between the Buyers and the Seller, the Buyers agree that they shall mutually agree in good faith with respect to all decisions on behalf of the Buyers regarding any claim which is made or is to be made either by or against both of the Buyers (including settlement of any such claim) in connection with the Asset Purchase Agreement, or the transactions contemplated thereby, unless such claim could not reasonably be expected to result in any loss or benefit to one of the Buyers or its affiliates. The Buyers agree that in determining "good faith" as used in the preceding sentence the relative detriments or benefits to each Buyer or its affiliates (including, but not limited to, the respective monetary value of such detriments or benefits) shall be taken into consideration. The Buyers also agree that the term "claim" as used in this paragraph 6(a) shall not include any issue that is disputed to the extent that it is submitted to an Accounting Referee pursuant to Section 2.06 or
2.08 of the Asset Purchase Agreement.

                  (b) The Buyers agree that they shall contribute to amounts payable by one or both of the Buyers to the Seller arising out of a claim in connection with the Asset Purchase Agreement, or the transactions contemplated thereby, in such proportion as is appropriate to reflect the relative fault of the Buyers in connection with such claim.

                  (c) The Buyers agree that any amounts payable to them by the Seller arising out of a claim in connection with the Asset Purchase Agreement, or the transactions contemplated thereby, shall be divided between the Buyers based on the relative losses suffered by them in connection with the events underlying such claim.

                  7. Disputes Referred to an Accounting Referee. (a) If the Buyers become jointly liable for a portion of the costs, fees and expenses of an Accounting Referee appointed pursuant to Section 2.06(e) of the Asset Purchase Agreement to resolve a dispute concerning the Allocation Statement, such costs shall be apportioned to each Buyer based on such Buyer's fractional ownership of the assets concerning which the dispute arose. The determination of the Accounting Referee as to the amount of such costs for which each Buyer is liable shall be final and binding upon the Buyers.

                  (b) If the Buyers become jointly liable for a portion of the costs, fees and expenses of an Accounting Referee appointed pursuant to Section
2.08 (c) of the Asset Purchase Agreement to resolve a dispute concerning calculation of Closing Net Assets or Final Post-Filing Trade Payables, then, if either Buyer has, prior to commencement of the review by the Accounting


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Referee contemplated by such section, given written notice to the other Buyer of its intention not to participate in such review, such Buyer shall not be liable for any portion of the costs of such review. If both Buyers are liable for a portion of such costs, such costs shall be apportioned based on such Buyer's fractional ownership of the assets and/or liabilities concerning which the dispute arose.

                  8. Governmental Filings. The Buyers shall cooperate with each other in providing information to the other party that is necessary or desirable with respect to any report intended by such party (the "Filing Party") to be filed with a Governmental Entity, including a filing pursuant to Federal or state securities laws, which report makes reference to the Acquisition or related transactions. The Filing Party hereby agrees to indemnify the party supplying such information (the "Non-Filing Party") against, and agrees to protect, save and keep harmless the Non-Filing Party from payment of, and hereby assumes liability for the payment of, all liabilities, obligations, losses, damages, claims, actions, suits, judgments or settlements, including all costs, expenses and disbursements, including reasonable attorneys' fees and expenses, arising out of or resulting from any such filings (other than any untrue statement of a material fact in the information so provided by the Non-Filing Party or any omission by the Non-Filing Party to state a material fact necessary in order to make the information so provided, in the light of the circumstances under which the information so used is to be made, not misleading).

                  9. Tax Matters. The Buyers agree that the amounts of any real estate taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for which the Buyers are liable pursuant to
Section 8.03(b) of the Asset Purchase Agreement shall be apportioned between them based on each Buyer's respective ownership of the Purchased Assets on which such obligations are levied.

                  10. Insurance Matters. (a) The Buyers agree that any insurance proceeds payable to them by the Seller pursuant to Section 5.03(b) of the Asset Purchase Agreement or otherwise shall be divided between the Buyers based on the relative losses suffered by them in connection with the events underlying such proceeds.

                  (b) To the extent that (i) there are third-party insurance policies maintained by the Seller covering any loss, liability, damage or expense (the "Insured Losses") relating to the assets, businesses, operations, conduct, products and employees (including former employees) of the Business and relating to or arising out of occurrences prior to the Closing, (ii) such insurance policies continue after the Closing to permit claims to be made with respect to the Insured Losses, (iii) such Insurance Policies have been assigned to Consumers (the "Consumers Insurance Policies"), and (iv) after the Closing,


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claims relating to or arising out of occurrences prior to the Closing arise under one or more of the Consumers Insurance Policies, and payment by an insurance company in connection with such claims would be for the benefit of OI, then Consumers shall cooperate with OI in submitting such claims on behalf of OI. Notwithstanding the foregoing, Consumers shall be entitled to control the claims settlement process and contacts with insurers in connection with the Consumers Insurance Policies. Consumers shall not agree to settle any claim made under the Consumers Insurance Policies for the benefit of OI for an amount in excess of $50,000 without the prior approval of OI, which approval shall not be unreasonably withheld.

                  11. Employee Benefit Plans. As soon as practicable but in no event later than three business days prior to the Closing Date, the Buyers shall by mutual agreement determine the Multiemployer Plans for which each Buyer will assume Seller's obligations to contribute pursuant to, and the other obligations set forth in, Section 9.01(c) of the Asset Purchase Agreement. Such determination shall be based upon the plant or plants in connection with which the Seller's employees who are participants in each such plan are currently employed and which Buyer is acquiring such plant or plants. The Buyers shall provide joint instructions to the Seller with respect to the foregoing determination not later than three business days prior to the Closing Date.

                  12. Transition Agreement and Access. (a) Each of the Buyers agrees that it shall use its best efforts on or prior to the Closing Date to enter into a mutually agreeable agreement with respect to, among other things, the provision by Consumers or one of its Affiliates for the periods of time specified therein of certain services specified therein to OI.

                  (b) The Buyers agree that, after the Closing Date, each will cooperate with and make available to the other, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) of the Business retained and remaining in existence after the Closing Date which are necessary or useful in connection with any inquiry relating to Taxes or any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

                  13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The


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parties agree that if either Buyer shall transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, such Affiliate or Affiliates shall be made parties to this Agreement.

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

                  15. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

                  16. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  17. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  18. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  19. Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York and (c) to the extent applicable, the United States Bankruptcy Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of or related to this Agreement, or any transaction contemplated hereby but for no other purpose. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or proceeding may not be brought in such court for


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jurisdictional reasons, in the Supreme Court of the State of New York, New York
County or, to the extent applicable, the United States Bankruptcy Court for the District of Delaware. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 13.01 of the Asset Purchase Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this paragraph 19. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York or (iii) to the extent applicable, the United States Bankruptcy Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Consumers also hereby irrevocably and unconditionally waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of any such action, suit or proceeding brought in one of the above-named courts is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in of by such court.

                  20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.


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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                         CONSUMERS PACKAGING INC.


                                         By:       /s/  John J. Ghaznavi
                                                  ------------------------------
                                                  Name:  John J. Ghaznavi
                                                  Title:  Chairman and CEO


                                         OWENS-BROCKWAY GLASS CONTAINER INC.


                                         By:      /s/  Thomas L. Young
                                                  ------------------------------
                                                  Name:  Thomas L. Young
                                                  Title:  Vice President


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